Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-91954, No. 333-50011, No. 333-92557, No. 333-93237, No. 333-91144 and No. 333-117547) and Form S-3 (No. 333-59847 and No. 333-105911) of our reports dated April 13, 2007, relating to the consolidated financial statements and financial statement schedule of Blyth, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on the Form 10-K of Blyth, Inc. as of and for the year ended January 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 13, 2007